CUSIP NO. 803438 10 4                 Page 8  of  16  Pages
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                   TERMINATION AGREEMENT


     This Termination Agreement, dated as of January 31, 1997, is made and entered into by and among Triarc Companies, Inc. ("Triarc"), Royal Crown Company, Inc. ("RCC"), TriBev Corporation ("TriBev"), Saratoga Beverage Group, Inc. ("Saratoga"), Robin Prever and Anthony Malatino.

     WHEREAS, RCC and Saratoga executed a sales and marketing services agreement dated as of May 1, 1995 (the "Sales and Marketing Agreement") pursuant to which RCC agreed to perform certain sales and marketing services on behalf of Saratoga; and

     WHEREAS, RCC assigned the Sales and Marketing Agreement to its wholly-owned subsidiary, TriBev; and

     WHEREAS, Triarc, the ultimate parent company of RCC and TriBev, and Saratoga entered into a credit agreement dated as of July 13, 1995, as amended by an Amendment, Waiver and Acknowledgment Agreement dated as of December 13, 1995 (the "Credit Agreement"), pursuant to which Triarc agreed to make loans with a credit limit of $3,000,000 to Saratoga; and

     WHEREAS, Saratoga and Triarc entered into a security agreement dated as of July 13, 1995 (the "Security Agreement") and a Mortgage and Security Agreement dated as of December 13, 1995 (the "Mortgage") pursuant to which Saratoga granted security interests in certain property to Triarc to secure loans under the Credit Agreement; and

     WHEREAS, Triarc owns a non-callable Warrant A (the "A Warrant") to purchase 25% of the shares of Class A Common Stock of Saratoga on a fully-diluted basis at a price of $.01 per share and a non-callable Warrant B (the "B Warrant") to purchase 26% of the shares of Class A Common Stock of Saratoga on a fully-diluted basis at a price of $3.50 per share, subject to adjustment; and

     WHEREAS, Triarc, Robin Prever and Anthony Malatino are parties to a voting agreement dated as of July 13, 1995 (the "Voting Agreement"); and

     WHEREAS, Triarc is the beneficiary of lockup agreements (the "Lockup Agreements") with Robin Prever, Anthony Malatino, Peter Campbell, Warren Lichtenstein, Adam Madkour, John Morabito and Leonard Toboroff; and

     WHEREAS, Saratoga terminated the Sales and Marketing Agreement by letter dated January 9, 1997; and

     WHEREAS, Triarc and Saratoga have agreed that Saratoga will repay the balance due under the Credit Agreement; the Credit Agreement, the Security Agreement, the Mortgage, the

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CUSIP NO. 803438 10 4                 Page 9  of  16  Pages
                                          ----   -----

Voting Agreement and the Lockup Agreements will be terminated; and Triarc will acquire 300,000 shares of Class A Common Stock of Saratoga upon exercise of the A Warrant and Triarc will terminate the remainder of the A Warrant and the entire B Warrant;

     NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:


1. As of the date hereof, Saratoga owes Triarc $300,000, excluding interest accrued thereon, under the Note issued pursuant to the Credit Agreement. Saratoga agrees to repay the outstanding Loans and all interest accrued thereon in full upon the execution of this Agreement. Upon payment in full of the Loans and all interest accrued thereon, (i) the Credit Agreement, the Security Agreement and the Mortgage will be terminated,
     (ii) the Lender Directors will resign from Saratoga's Board of Directors,
     (iii) Triarc will execute appropriate UCC Termination Statements and (iv) all of the collateral securing the Loans shall be released.

     2. Triarc shall acquire 300,000 shares of Class A Common Stock of Saratoga upon exercise of the A Warrant for an exercise price in the aggregate of $3,000, and the remainder of the A Warrant and the entire B Warrant shall terminate, effective upon the execution of this Agreement. Saratoga hereby acknowledges that the Purchase Form relating to the exercise of the A Warrant, in the form annexed hereto, satisfies all conditions precedent to the exercise of the A Warrant.

     3. The Voting Agreement and each of the Lockup Agreements shall terminate effective upon the execution of this Agreement.

     4. Saratoga hereby releases and discharges Triarc, RCC, TriBev and their affiliates, assigns, subsidiaries, parents, predecessors and successors and the shareholders, employees, officers, directors, representatives and agents of any of them (collectively the "Triarc Releasees"), from any and all charges, claims or causes of action any of them may have against any of the Triarc Releasees.

     5. Triarc, RCC and TriBev hereby release and discharge Saratoga, its affiliates, assigns, subsidiaries, parents, predecessors and successors and the shareholders, employees, officers, directors, representatives and agents of any of them (collectively the "Saratoga Releasees"), from any and all charges, claims or causes of action any of them may have against any of the Saratoga Releasees.

     6. Triarc acknowledges that Saratoga is in discussions with various entities which discussions could result in some form of strategic alliance or transaction.


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CUSIP NO. 803438 10 4                Page 10  of  16  Pages
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     7.  Capitalized terms not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

     8. This Agreement shall be governed by the laws of the State of New York applicable to agreements to be performed wholly within such State.


            [SIGNATURES BEGIN ON THE NEXT PAGE]


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CUSIP NO. 803438 10 4                Page 11  of  16  Pages
                                         -----   -----

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the 31st day of January, 1997.

                                TRIARC COMPANIES, INC.



                                By:                 \s\
                                   -----------------------------------

                                ROYAL CROWN COMPANY, INC.



                                By:              \s\
                                   -----------------------------------

                                TRIBEV CORPORATION



                                By:               \s\
                                   ------------------------------------

                                 SARATOGA BEVERAGE GROUP, INC.



                                By:            \s\
                                   ------------------------------------


                                                   \s\
                                   ------------------------------------
                                   Robin Prever



                                                    \s\
                                   ------------------------------------
                                   Anthony Malatino


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CUSIP NO. 803438 10 4                Page 12  of  16  Pages
                                         -----   -----

                       PURCHASE FORM

                                Dated:  January 31, 1997

         The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing 300,000 shares of Class A Common Stock of Saratoga Beverage Group, Inc. for an exercise price in the aggregate of $3,000.

              -------------------------------

          INSTRUCTIONS FOR REGISTRATION OF STOCK

Name:     Triarc Companies, Inc.
Address:  280 Park Avenue
          New York, New York  10022


Signature      TRIARC COMPANIES, INC.


         By:              \s\
            -----------------------------------


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